As filed with the Securities and Exchange Commission on January 14, 2010	Registration No. 333-00083

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allion Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2895440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
81660 Walt Whitman Road, Suite 105
Melville, NY 11747
(631) 547-6520
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael P. Moran
1660 Walt Whitman Road
Suite 105
Melville, New York 11747
(631) 547-6520
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
James S. Rowe
Michael H. Weed
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
(312) 862-2000
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement of Allion Healthcare, Inc. (“Allion”) on Form S-3 (File No. 333-00083), initially filed with the Securities and Exchange Commission on January 8, 1996 (the “Registration Statement”), for the resale by the holders thereof of 244,285 shares of Allion common stock (the “Common Stock”).
     Brickell Bay Merger Corp., a Delaware corporation (“Merger Sub”), Brickell Bay Acquisition Corp., a Delaware corporation (“Parent”), and Allion entered into an agreement and plan of merger (the “Merger Agreement”) dated October 18, 2009, which contemplated, among other things, the merger of Merger Sub with and into Allion (the “Merger”), with Allion continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. The Merger was consummated on January 13, 2010.
     Allion is no longer contractually required to keep the Registration Statement effective. In addition, Allion has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Allion is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Allion’s Common Stock registered under the Registration Statement, which had not been resold as of the date hereof.

II-1

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on January 14, 2010.

ALLION HEALTHCARE, INC.
By:	/s/ Michael P. Moran
Name: Michael P. Moran
Title: Chief Executive Officer

     No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.